Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

-Declares Special Dividend of $10 per Share-

NEW YORK, NY, February 21, 2018 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three months and year ended December 31, 2017. Highlights are below.

●	Book value per common share[1] was $553.20 as of December 31, 2017, an increase of 7.4% from book value per common share[1] as of December 31, 2016, and an increase of 3.9% from book value per common share[1] as of September 30, 2017.

●	Comprehensive income attributable to Alleghany stockholders was $586 million in 2017, reflecting strong investment performance and $509 million of after-tax catastrophe losses net of reinstatement premiums earned.

●	Earnings per diluted share were $5.85 and operating earnings per diluted share were $2.04 for 2017, compared with $29.59 of earnings per diluted share and $28.83 of operating earnings per diluted share for 2016.

●	Fourth quarter net earnings[2] were $153.3 million in 2017, compared with $69.5 million in the 2016 fourth quarter. Fourth quarter earnings per diluted share in 2017 were $9.96 and operating earnings per diluted share were $9.89 — both after $.22 per share of purchase accounting amortization — compared with $4.45 of earnings per diluted share and $7.02 of operating earnings per diluted share for the 2016 fourth quarter — both after $.19 per share of purchase accounting amortization.

●	After-tax catastrophe losses in the 2017 fourth quarter were $6.6 million compared with net after-tax catastrophe losses of $43.0 million in the 2016 fourth quarter.

●	The Board of Directors declared a special dividend of $10 per share for shareholders of record on March 5, 2018 and payable on March 15, 2018.

Weston Hicks, President and chief executive officer of Alleghany, stated, “The property and casualty industry experienced significant catastrophe losses in 2017, primarily arising from three major hurricanes making landfall in the United States, a Mexican earthquake and a series of wildfires in California in the fourth quarter. Alleghany’s risk management protocols mitigated their impact and, coupled with strong investment performance, led to book value per share growth of 7.4% for the year and 3.9% in the quarter.”

Mr. Hicks continued, “Alleghany Capital’s manufacturing and services subsidiaries had another quarter of improved operating performance, and the recently-completed acquisition of Hirschfeld Industries by W&W|AFCO Steel adds to the earnings power of our steel fabrication and erection business. Earnings before income taxes for the manufacturing and services businesses were $14.6 million in the fourth quarter of 2017, compared with $2.0 million in the fourth quarter of 2016, and were $45.2 million for full-year 2017 compared with $20.4 million for full-year 2016.    Oil & Gas losses before income taxes were ($11.1) million for the fourth quarter of 2017 and ($30.9) million for full-year 2017, which include a $4.8 million loss realized from the sale of a SORC legacy oil field on December 29, 2017. With higher oil prices in 2018 and reduced investment in underperforming fields, we believe SORC’s results will improve going forward.”

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.

[2]	Net earnings attributable to Alleghany stockholders.

“Alleghany completed the sale of PacificComp on December 31, 2017, receiving proceeds of approximately $158 million. The completion of this sale marks a successful turnaround for PacificComp and a realization of a fair price for this growing franchise. It also validates the long-term focus and patient approach to investing which is a hallmark of Alleghany’s strategy. Alleghany’s strong liquidity and capital position combined with the proceeds from this transaction have led the Board of Directors to declare a special dividend of $10 per share for shareholders of record on March 5, 2018 and payable on March 15, 2018.”

Mr. Hicks concluded, “The Tax Cuts and Jobs Act of 2017 (“TCJA”) had an immaterial impact on fourth quarter results, as the revaluation of the deferred tax liability related to unrealized gains on investments was slightly greater than the revaluation of our deferred tax asset balances. We expect the TCJA to significantly lower our effective tax rate in 2018 and beyond, as well as helping level the tax playing field with off-shore competitors.”

The following table summarizes results for the three months and year ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2017	2016	Change	2017	2016	Change
	($ in millions)
Net premiums written	$1,179.4	$1,198.6	(1.6%)	$4,965.9	$5,091.8	(2.5%)
Earnings before income taxes	211.0	94.8	122.6%	36.7	647.8	(94.3%)
Underwriting profit (loss)	137.2	102.1	34.4%	(316.4)	401.3	(179%)
Net investment income	129.2	106.1	21.8%	451.0	438.5	2.9%
Net earnings attributable to Alleghany stockholders	153.3	69.5	120.6%	90.1	456.9	(80.3%)

SEGMENT RESULTS

The following table summarizes the segment results for the three months and year ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2017	2016	Change	2017	2016	Change
	($ in millions)
Net premiums written:
Reinsurance Segment	$903.4	$936.0	(3.5%)	$3,810.1	$3,969.4	(4.0%)
Insurance Segment	276.0	262.6	5.1%	1,155.8	1,122.4	3.0%

	$1,179.4	$1,198.6	(1.6%)	$4,965.9	$5,091.8	(2.5%)

Underwriting profit (loss):
Reinsurance Segment	$95.7	$79.0	21%	$(263.4)	$260.6	(201%)
Insurance Segment	41.5	23.1	80%	(53.0)	140.7	(138%)

	$137.2	$102.1	34%	$(316.4)	$401.3	(179%)

Reinsurance Segment

The pricing environment in both the property and casualty reinsurance markets improved during the fourth quarter of 2017. Given the significant catastrophe losses sustained by the industry, these increases were slightly below initial expectations for the property business and exceeded expectations for the casualty lines of business.    Nevertheless, these improvements did not merit an increase in TransRe’s risk appetite and its premium writings remained relatively unchanged both in the fourth quarter and at January 1. Should the pricing environment improve further, TransRe has significant capital available to deploy and meaningful third party capital under management. In the interim, TransRe will continue to underwrite selectively within the catastrophe exposed property market, utilizing the retrocessional reinsurance market to manage its net exposures. In addition, TransRe’s long-term record of accomplishment of demonstrated expertise as a casualty reinsurer positions it well for expansion in the casualty classes of business.

The decreases in net premiums written in the fourth quarter and full-year 2017 from the corresponding 2016 periods primarily related to cancellations, non-renewals and reduced participations in certain treaties, the impact of rate pressures, and increased retentions by cedants. For the full-year 2017, the decrease in net premiums written was partially offset by net reinstatement premiums written on treaties impacted by catastrophe losses.

The decrease at TransRe in net premiums written for full-year 2017 from full-year 2016 also reflects lower premiums related to a large whole-account quota share treaty (the “Quota Share Treaty”). Premiums related to the Quota Share Treaty were $780.9 million in 2017 and $854.3 million in 2016. Premiums related to the Quota Share Treaty in 2016 reflect elevated premiums written in the first quarter of 2016 due to differences between initial premium estimates at contract inception, which were recorded in the fourth quarter of 2015, and actual data subsequently reported. Because of this change in estimate, premiums written in the fourth quarter of 2015 were understated, and premiums written in the first quarter of 2016 were correspondingly increased.

TransRe’s 2017 fourth quarter combined ratio was 90.2%, compared with 91.8% for the 2016 fourth quarter, and TransRe’s combined ratio for full-year 2017 was 106.9%, compared with 93.3% for full-year 2016. TransRe’s lower combined ratio and higher underwriting profit for the fourth quarter of 2017 primarily reflects lower catastrophe losses and higher levels of favorable development. TransRe’s higher combined ratio and underwriting loss for full-year 2017, compared with its combined ratio and underwriting profit for the full-year 2016 reflects an increase in catastrophe losses, primarily from three major U.S. hurricanes, Mexican earthquakes and a series of wildfires in California. In addition, TransRe’s combined ratio in the full-year 2017 was impacted by $24.4 million of unfavorable prior accident year loss reserve development arising from the U.K. Ministry of Justice’s decision to significantly reduce the discount rate, referred to as the Ogden rate, used to calculate lump-sum bodily injury payouts in personal injury insurance claims in the U.K.

Insurance Segment

The increase in gross premiums written in the fourth quarter 2017 from the corresponding 2016 period reflects growth at all three of Alleghany’s insurance companies. The full-year 2017 increase in gross premiums written reflects growth at PacificComp and CapSpecialty. For the fourth quarter and full-year 2017, PacificComp’s gross premiums written increased by 13.0% and 16.3%, respectively, and CapSpecialty’s gross premiums written increased by 18.3% and 8.9%, respectively. RSUI’s gross premiums written increased by 5.9% in the fourth quarter of 2017 and were flat for the full-year 2017 compared with 2016. In the 2017 fourth quarter, RSUI saw increased business submission flow and improved pricing after the major hurricane losses, which caused its gross premium written to grow after three quarters of premium reductions.

The insurance segment’s combined ratio was 85.7% for the 2017 fourth quarter, compared with 91.8% for the 2016 fourth quarter, and the insurance segment’s combined ratio for full-year 2017 was 104.6%, compared with 87.6% for full-year 2016. The lower combined ratio and higher underwriting profit for the fourth quarter of 2017 primarily reflects a decrease in catastrophe losses at RSUI. The higher combined ratio and underwriting loss in 2017, compared with an underwriting profit in 2016 primarily reflects the increase in catastrophe losses at RSUI, primarily due to Hurricanes Harvey and Irma.

Alleghany Capital

The net carrying value in Alleghany Capital at December 31, 2017 was $849.4 million, an increase of $258.9 million over the net carrying value at December 31, 2016. During 2017, Alleghany Capital made a control investment in W&W|AFCO Steel and a 45% investment in Wilbert Funeral Services as it continued to add scale to its portfolio of industrial businesses. Alleghany Capital benefited from organic growth and improved results across several of its portfolio companies. Jazwares and IPS results were particularly strong. The following table summarizes earnings (losses) before income taxes and Adjusted EBITDA for Alleghany Capital for the three months and year ended December 31, 2017 and 2016:

	Three Months Ended December 31,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)

Adjusted EBITDA	$ 24.6	$(3.6)	$(3.3)	$17.7	$10.0	$(4.0)	$(5.9)	$0.1
Less: depreciation expense	(3.2)	(2.7)	-	(5.9)	(1.9)	(3.2)	-	(5.1)
Less: amortization of intangible assets	(5.5)	-	-	(5.5)	(5.2)	-	-	(5.2)
Less: interest expense	(1.1)	-	0.1	(1.0)	(0.7)	-	-	(0.7)
Add: net realized capital gains (losses)	1.2	(4.8)	20.9	17.3	(0.2)	(98.8)	-	(99.0)
Adjustments to equity in earnings of Wilbert	(1.4)	-	-	(1.4)	-	-	-	-

Earnings (losses) before income taxes	$ 14.6	$(11.1)	$17.7	$21.2	$2.0	$(106.0)	$(5.9)	$(109.9)

	Year Ended December 31,
	2017				2016
	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total	Mfg. & Svcs.	Oil & Gas	Corp. & other	Total
	($ in millions)

Adjusted EBITDA	$ 81.3	$(14.6)	$(13.3)	$53.4	$51.5	$(14.1)	$(12.3)	$25.1
Less: depreciation expense	(10.9)	(11.5)	-	(22.4)	(6.8)	(14.0)	-	(20.8)
Less: amortization of intangible assets	(20.9)	-	-	(20.9)	(22.1)	-	-	(22.1)
Less: interest expense	(4.0)	-	-	(4.0)	(1.8)	-	(0.1)	(1.9)
Add: net realized capital gains (losses)	2.1	(4.8)	20.9	18.2	(0.4)	(98.8)	13.2	(86.0)
Adjustments to equity in earnings of Wilbert	(2.4)	-	-	(2.4)	-	-	-	-

Earnings (losses) before income taxes	$ 45.2	$(30.9)	$7.6	$21.9	$20.4	$(126.9)	$0.8	$(105.7)

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the fourth quarter and full-year 2017 of $129.2 million and $451.0 million, respectively, an increase of 21.8% and 2.9%, respectively, from the corresponding 2016 periods. The increases were due to higher interest income, primarily reflecting growth in funds withheld and commercial mortgage loan balances, as well as higher yields on short-term investments and floating-rate debt securities. In addition, interest income in the fourth quarter of 2016 was decreased by approximately $7 million, to more accurately reflect premium amortization associated with certain bonds. The increase in net investment income for full-year 2017 was partially offset by a decrease in income from other invested assets, primarily reflecting modest losses incurred on Alleghany’s equity interests in Pillar Capital Holdings Limited and related funds arising from catastrophe losses incurred in August and September 2017 and a $12.6 million charge on our equity investment in Ares Management LLC, or “Ares” in early 2017. The charge on our equity investment in Ares reflects our share of a one-time payment recorded by Ares related to an acquisition by an affiliated entity.

Financial statement total return3 on investments was 2.2% for the 2017 fourth quarter, compared with (1.4%) for the 2016 fourth quarter. Full-year financial statement total return on investments was 7.0% in 2017 compared with 2.6% for the full-year 2016.

OTHER FINANCIAL INFORMATION

As of December 31, 2017, Alleghany had 15,390,500 shares of its common stock outstanding, compared with 15,410,164 shares of its common stock outstanding as of December 31, 2016. During the fourth quarter of 2017, Alleghany had repurchased 13,788 shares of its common stock in the open market for $7.5 million, at an average price per share of $543.84. During the full-year 2017, Alleghany repurchased 29,704 shares of its common stock in the open market for $16.0 million, at an average price per share of $540.25. As of December 31, 2017, Alleghany had $363.2 million remaining under its share repurchase authorization.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2017 fourth quarter and full-year 2017 financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Annual Report on Form 10-K for the period ended December 31, 2017 (the “Form 10-K”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-K and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-K will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; and CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages.

Alleghany’s subsidiary Alleghany Capital Corporation (referred to herein as “Alleghany Capital”) engages in and oversees strategic investments and acquisitions. Alleghany Capital’s investments include: (i) Bourn & Koch, Inc., a manufacturer/remanufacturer of specialty machine tools and supplier of replacement parts, accessories and services for a variety of cutting technologies; (ii) IPS-Integrated Project Services, LLC, a technical engineering-focused service provider focused on the global pharmaceutical and biotechnology industries; (iii) Jazwares, LLC, a global toy, entertainment and musical instrument company; (iv) R.C. Tway Company, LLC (dba and referred to herein as Kentucky Trailer), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (v) Stranded Oil Resources Corporation, an exploration and production company focused on enhanced oil recovery; and (vi) WWSC Holdings, LLC, a structural steel fabricator and erector.    For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

3 As calculated in Alleghany’s financial supplement.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, operating earnings per diluted share and Adjusted EBITDA, which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also, note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of our calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, corporate administration, amortization of intangible assets and interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($ in millions)
Earnings before income taxes	$211.0	$94.8	$36.7	$647.8

Adjustments to earnings before income taxes:
Net investment income	129.2	106.1	451.0	438.5
Net realized capital gains	5.4	(54.0)	107.2	63.2
Other than temporary impairment charges	(3.8)	(7.0)	(16.9)	(45.2)
Other revenue	277.9	171.0	928.3	698.8
Other operating expenses	(288.9)	(189.7)	(967.1)	(765.2)
Corporate administration	(20.4)	(9.0)	(47.0)	(43.0)
Amortization of intangible assets	(5.3)	(4.5)	(19.4)	(19.0)
Interest expense	(20.3)	(20.2)	(83.0)	(81.6)

	73.8	(7.3)	353.1	246.5

Underwriting (loss) profit	$137.2	$102.1	$(316.4)	$401.3

Operating earnings per diluted share represents earnings per diluted share excluding (on an after-tax basis) net realized capital gains and other than temporary impairment losses, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings per diluted share as a supplement to diluted earnings per share, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings per diluted share attributable to its performance exclusive of realized capital gains or losses and impairments. A reconciliation of operating earnings per diluted share to diluted earnings per share is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($in millions, except per share amounts)
Net earnings attributable to Alleghany stockholders(1)	$153.3	$69.5	$90.1	$456.9

Adjustments to net earnings:
Net realized capital gains	5.4	(54.0)	107.2	63.2
Other than temporary impairment charges	(3.8)	(7.0)	(16.9)	(45.2)
Income taxes	(0.6)	21.4	(31.6)	(6.3)

	1.0	(39.6)	58.7	11.7

Operating income	$152.3	$109.1	$31.4	$445.2

Weighted average diluted common shares outstanding	15,391,388	15,432,269	15,410,034	15,442,649

Diluted earnings per share	$9.96	$4.45	$5.85	$29.59

Diluted operating earnings per share	$9.89	$7.02	$2.04	$28.83

(1)	The numerators for calculating diluted earnings per share and operating earnings per share may be further reduced for the effect of dilutive securities. Please refer to Alleghany’s Form 10-K for additional information.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure for our non-insurance operating subsidiaries and investments held by Alleghany Capital. Adjusted EBITDA represents other revenue less certain other expenses and does not include: (i) depreciation expense (a component of other operating expenses); (ii) amortization of intangible assets; (iii) interest expense; (iv) net realized capital gains; (v) other than temporary impairment losses; and (vi) income taxes. Because Adjusted EBITDA excludes interest expense, income taxes, net realized capital gains, other than temporary impairment losses, depreciation and amortization, it provides an indication of economic performance that is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation and amortization resulting from acquisition accounting. Alleghany uses Adjusted EBITDA as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of certain non-insurance operating subsidiaries and investments. A reconciliation of Adjusted EBITDA to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

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Forward-looking Statements

This release contains disclosures, which may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of our significant equity investments and changes in value of our debt securities portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in Alleghany’s Form 10-K. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Jack Sennott

Alleghany Corporation

212-508-8116

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2017	2016
	($ in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2017 – $3,170,673; 2016 – $2,816,572)	$4,099,467	$3,109,523
Debt securities (amortized cost: 2017 – $12,536,772; 2016 – $12,927,103)	12,721,399	12,983,213
Short-term investments	578,054	778,410

	17,398,920	16,871,146
Commercial mortgage loans	658,364	594,878
Other invested assets	743,358	645,245

Total investments	18,800,642	18,111,269
Cash	838,375	594,091
Accrued investment income	105,877	113,763
Premium balances receivable	797,346	743,692
Reinsurance recoverables	1,746,488	1,272,219
Ceded unearned premiums	190,252	201,023
Deferred acquisition costs	453,346	448,634
Property and equipment at cost, net of accumulated depreciation and amortization	125,337	112,920
Goodwill	334,905	284,974
Intangible assets, net of amortization	459,037	378,680
Current taxes receivable	31,085	25,950
Net deferred tax assets	136,489	354,852
Funds held under reinsurance agreements	706,042	591,602
Other assets	659,096	522,922

Total assets	$25,384,317	$23,756,591

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$11,871,250	$11,087,199
Unearned premiums	2,182,294	2,175,498
Senior Notes and other debt	1,484,897	1,476,489
Reinsurance payable	156,376	90,659
Other liabilities	1,068,907	912,081

Total liabilities	16,763,724	15,741,926

Redeemable noncontrolling interests	106,530	74,720

Common stock (shares authorized: 2017 and 2016 – 22,000,000; shares issued: 2017 and 2016 – 17,459,961)	17,460	17,460
Contributed capital	3,612,109	3,611,993
Accumulated other comprehensive income	618,118	109,284
Treasury stock, at cost (2017 – 2,069,461 shares; 2016 – 2,049,797 shares)	(824,906)	(812,840)
Retained earnings	5,091,282	5,014,048

Total stockholders’ equity attributable to Alleghany stockholders	8,514,063	7,939,945

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$25,384,317	$23,756,591

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

	Year Ended December 31,
	2017	2016	2015
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$4,954,990	$4,975,777	$4,230,286
Net investment income	451,016	438,455	438,817
Net realized capital gains	107,222	63,205	213,897
Other than temporary impairment losses	(16,871)	(45,165)	(133,868)
Other revenue	928,298	698,747	250,346

Total revenues	6,424,655	6,131,019	4,999,478

Costs and Expenses
Net loss and loss adjustment expenses	3,620,197	2,917,166	2,339,790
Commissions, brokerage and other underwriting expenses	1,651,177	1,657,251	1,423,889
Other operating expenses	967,104	765,226	342,361
Corporate administration	46,998	42,960	46,503
Amortization of intangible assets	19,419	19,012	(2,211)
Interest expense	83,070	81,599	91,778

Total costs and expenses	6,387,965	5,483,214	4,242,110

Earnings before income taxes	36,690	647,805	757,368
Income taxes	(63,802)	187,141	195,173

Net earnings	100,492	460,664	562,195
Net earnings attributable to noncontrolling interest	10,359	3,743	1,880

Net earnings attributable to Alleghany stockholders	$90,133	$456,921	$560,315

Net earnings	$100,492	$460,664	$562,195
Other comprehensive income :
Change in unrealized gains (losses), net of deferred taxes of $280,526, $36,468 and ($83,332) for 2017, 2016 and 2015, respectively	520,976	67,726	(154,759)
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($25,806), ($36,281) and ($37,044) for 2017, 2016 and 2015, respectively	(47,925)	(67,380)	(68,796)
Change in unrealized currency translation adjustment, net of deferred taxes of $14,344, ($3,889) and ($7,940) for 2017, 2016 and 2015, respectively	26,639	(7,223)	(14,746)
Retirement plans	(3,755)	(112)	990

Comprehensive income	596,427	453,675	324,884
Comprehensive income attributable to noncontrolling interest	10,359	3,743	1,880

Comprehensive income attributable to Alleghany stockholders	$586,068	$449,932	$323,004

Basic earnings per share attributable to Alleghany stockholders	$5.85	$29.60	$35.14
Diluted earnings per share attributable to Alleghany stockholders	5.85	29.59	35.13